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                                                  OMB Number:          3235-0104
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Wynnefield Partners Small Cap Value, L.P.
--------------------------------------------------------------------------------
   (Last)                       (First)                   (Middle)

                              450 Seventh Avenue, Suite 509
--------------------------------------------------------------------------------
                                    (Street)

   New York                         New York                10123
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

December 21, 2001
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

Find/SVP Inc. (FSVP)
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     | |  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable line)

     | |  Form filed by One Reporting Person

     |X|  Form filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, $0.0001 par value
per share                                307,125*                    (D)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, $0.0001 par value
per share                                375,375                     (I)                  (1)

------------------------------------------------------------------------------------------------------------------------------------

Common Stock, $0.0001 par value
per share                                246,200                     (I)                  (2)

------------------------------------------------------------------------------------------------------------------------------------

Common Stock, $0.0001 par value
per share                                 95,000                     (I)                  (3)

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see
Instruction 5(b)(v).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS                 (Over)
THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.          SEC 1473 (7/02)

Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Securities:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

* Wynnefield Capital Management, LLC, as the sole general partner of Wynnefield Partners Small Cap Value, L.P., has the sole power to direct the voting and disposition of the shares of Common Stock of Find/SVP Inc.
     (FSVP) that Wynnefield Partners Small Cap Value, L.P. beneficially owns.


(1) The Reporting Person has an indirect beneficial ownership interest in securities held in the name of Wynnefield Partners Small Cap Value, L.P. I, as members of a group under Section 13(d) of the Securities Exchange Act of 1934, as amended. Wynnefield Partners Small Cap Value, L.P. I, which maintains offices at the same address as the Reporting Person, is filing this Form jointly with the Reporting Person, and directly beneficially owns these securities of Find/SVP Inc. (FSVP), to which the Reporting Person claims indirect beneficial ownership. Wynnefield Capital Management, LLC, as the sole general partner of Wynnefield Partners Small Cap Value, L.P. I, has the sole power to direct the voting and disposition of the shares of Common Stock of Find/SVP Inc. (FSVP) that Wynnefield Partners Small Cap Value, L.P. I beneficially owns.

(2) The Reporting Person has an indirect beneficial ownership interest in securities held in the name of Wynnefield Small Cap Value Offshore Fund, Ltd., as members of a group under Section 13(d) of the Securities Exchange Act of 1934, as amended. Wynnefield Small Cap Value Offshore Fund, Ltd., which maintains offices at the same address as the Reporting Person, is filing this Form jointly with the Reporting Person, and directly beneficially owns these securities of Find/SVP Inc. (FSVP), to which the Reporting Person claims indirect beneficial ownership. Wynnefield Capital, Inc. as the sole investment manager of Wynnefield Small Cap Value Offshore Fund, Ltd., has the sole power to direct the voting and disposition of the shares of Common Stock of Find/SVP Inc. (FSVP) that Wynnefield Small Cap Value Offshore Fund, Ltd. beneficially owns.


(3) The Reporting Person has an indirect beneficial ownership interest in securities held in the name of Channel Partnership II, L.P., as members of a group under Section 13(d) of the Securities Exchange Act of 1934, as amended. Channel Partnership II, L.P., which maintains offices at the same address as the Reporting Person, is filing this Form jointly with the Reporting Person, and directly beneficially owns these securities of Find/SVP Inc. (FSVP), to which the Reporting Person claims indirect beneficial ownership.

              WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

              By: Wynnefield Capital Management, LLC
              General Partner

              /s/Nelson Obus                     February 27, 2003
              ------------------------           -----------------
              Nelson Obus                            Date
              Managing Member

              WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

              By: Wynnefield Capital Management, LLC
              General Partner

              /s/Nelson Obus                     February 27, 2003
              ------------------------           -----------------
              Nelson Obus                            Date
              Managing Member



              WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

              By: Wynnefield Capital, Inc.

              /s/Nelson Obus                     February 27, 2003
              ------------------------           -----------------
              Nelson Obus, President                 Date


              WYNNEFIELD CAPITAL MANAGEMENT, LLC

              By:      /s/Nelson Obus            February 27, 2003
                       -------------------       -----------------
                       Nelson Obus,                  Date
                       Co-Managing Member

              WYNNEFIELD CAPITAL, INC.

              By:      /s/Nelson Obus            February 27, 2003
                       -------------------       -----------------
                       Nelson Obus, President        Date

              CHANNEL PARTNERSHIP II, L.P.

              By:      /s/Nelson Obus            February 27, 2003
                       -------------------       -----------------
                       Nelson Obus, President        Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.